Exhibit 10.2

February 21, 2003

Debra A. Finnel
Chief Operating Officer
Metcare of Florida, Inc.
500 Australian Avenue, Suite 1000
West Palm Beach, Florida 33401

Re:	Letter of Agreement Pertaining to Amendment of Physician Practice Management Participation Agreement

Dear Debra:

     This letter is to set forth the terms in principle of an amendment to the Physician Practice Management Participation Agreement between Metcare of Florida, Inc. (hereinafter, “Metcare”), and Humana Medical Plan, Humana Health Insurance Company of Florida, Inc. and Humana Insurance Company (hereinafter collectively, “Humana”) effective on January 1, 2000 and subsequently amended (hereinafter the “Agreement”).

     The Amendment to the Agreement shall be consistent with the terms and conditions set forth in general terms in this Letter of Agreement (hereinafter, “Letter of Agreement”).

     The Amendment in principle shall be as follows:

     1. The Amendment to the Agreement shall be effective on January 1, 2003.

     2. For Medicare+Choice members, Humana will pay Metcare under a global risk arrangement which will be funded at * of total combined CMS and collected member premium (equating to * of CMS premium and * of collected member premiums or * per member).

     3. For commercial members, the risk deal in the current Agreement will convert to a “no-risk” deal. However, primary care physicians will continue to be paid commercial HMO member capitation rates as outlined in current contract.

     4. While it is the intent of Humana to continue participating in M&C in the Daytona Market on an ongoing basis, in the event that Humana ever decides to exit the Daytona Market the following modification of the Medicare+Choice global risk arrangement will occur: (1) Two months prior to the market withdrawal by Humana, the two parties will share risk as follows- * Metcare and * Humana; (2) One month prior to the market withdrawal by Humana, the two parties will share risk on the basis of * Metcare and * Humana. If Humana should decide to exit the Daytona market, Metcare shall be permitted to contract with any other HMO or form its own HMO to offer M&C services on any financial basis whatsoever effective after Humana’s exit of the market. Further, Metcare shall be permitted to notify Humana members of any new arrangement 60 days prior to the termination of Humana’s Medicare+Choice contract with CMS.

* The Confidential Portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

Debra A. Finnel

     5. During the term of the Agreement, Humana will review cash payments due to Metcare on a monthly basis. If in any month the total amount due to Metcare is less than $ * Humana will make a cash advance to Metcare to increase the total cash payment to Metcare to $ * . (For example: If the monthly surplus is $ * due to Metcare, Humana will make an additional $ * cash advance payment to Metcare in order to result in a $ * payment. Alternatively, if the monthly surplus due to Metcare is $ * , Humana will make no cash advance to Metcare that month since the $ * minimum cash payment has already been achieved. Finally, if a month results in a deficit for Metcare, Humana will make a $ * cash advance payment in order to achieve the $ * cash payment level). All cash advance payments will be expensed against Metcare’s Service Fund totals and shall be repaid by Metcare to Humana. However, if during the term of this deal, Metcare receives monthly payments that average more than $ *         , and they are subsequently followed by a month in which a deficit is generated, Humana will not make the $ * guaranteed payment. If less than $ * is necessary to reach the monthly average of $ * , then the lower payment will be made instead of the guaranteed $ * monthly payment.

     6. The deficit is defined as the negative balance in the January 2003 Service Fund Total (approximately $ * ) will be converted into a note payable to Humana and will be treated separately from the ongoing Service Fund balance from that point onward. Repayment of the note will be based on 12 equal monthly installments charged to Metcare’s Service Fund balance beginning January 2003.

     7. Humana will pay directly to the appropriate providers certain debts incurred by Metcare relating to PCP incentives, PCP hospitalist services, oncology supplies and office space rental. Such payments are expected to be approximately $ * in total and will be mutually agreed to be Humana and Metcare prior to the execution of the Amendment. Up to $ * of the payments set forth in this paragraph will be added to Metcare’s note payable to Humana under Paragraph 6. Humana will charge the remainder of the payments, if any, to Metcare’s Service Fund balance.

     8. During the term of the Amended Agreement Humana will agree not to enter into any new MSO M+C global risk deals for Medicare+Choice HMO products in the Daytona Market. In addition, unless agreed to by Humana, Metcare and its affiliated companies will agree not to enter into or participate in a risk contract (including global, full, and limited risk and capitated contracts) for M+C members with any other Medicare+Choice HMO or PSO in Florida counties in which Metcare and Humana have a Medicare+Choice contract; specifically Palm Beach, Broward, Miami-Dade, Volusia, and Flagler Counties. Failure to comply with the provisions of this paragraph will constitute cause for termination of the Agreement. Humana will make reasonable efforts to ensure that all contracted risk providers are treated similarly with respect to enforcement of contractual obligations.

* The Confidential Portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

Debra A. Finnel

     9. The term of the Amended Agreement in the Daytona Market between Metcare and Humana will be 12 months from the effective date, and will automatically renew unless the terminating party gives the other party notice of termination 180 days prior to the end of the term.

     10. If, during the term of the Amended Agreement, Metcare notifies Humana of its intent to terminate the Agreement, any restrictions on Humana related to MSO exclusivity in the Daytona Market, as described in paragraph 8 above, will be immediately void as of the date of the termination notice.

     11. If Metcare obtains external stop loss insurance in the Daytona Market, acceptable to Humana, the monthly premium for said stop loss insurance will be paid directly from Humana to the stop loss carrier. The stop loss premium expenses will be charged to Metcare on a monthly basis. If at any time Metcare does not carry external stop loss insurance acceptable to Humana, Metcare agrees to use Humana’s stop loss insurance. In addition, if Metcare carries external stop loss insurance, any requirements for claims data imposed by the external stop loss carrier are understood to be the sole responsibility of Metcare.

     At the time a revised Agreement is executed between Metcare and Humana, both parties agree to issue a mutually agreed-upon written statement to the participating PCP’s in the Daytona Market notifying them of Metcare’s continuing relationship with Humana.

     Also, both Metcare and Humana agree to work in partnership to resolve problems and grow membership in all areas in which they mutually do business.

     This Letter of Agreement is subject to the execution of the Amendment of the Agreement. It is intended that the Amendment shall be executed by the parties within 10 business days from the date of this Letter of Agreement.

     Please execute this Letter of Agreement where indicated below and return a fully executed copy to me for my records.

Sincerely,

Michael Seltzer

* The Confidential Portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

Debra A. Finnel

Agreed to and Accepted:

Metcare of Florida, Inc.

By:	Date:
Debra A. Finnel
Chief Operating Officer

Agreed to and Accepted:

Humana Medical Plan, Inc.

By:	Date:
Michael A. Seltzer
Chief Executive Officer of South Florida

Agreed to and Accepted:

Humana Health Insurance Company of Florida, Inc.

By:	Date:
Michael A. Seltzer
Chief Executive Officer of South Florida

Agreed to and Accepted:

Humana Insurance Company.

By:	Date:
Michael A. Seltzer
Chief Executive Officer of South Florida

* The Confidential Portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.